Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the First Quarter 2008 and Provides Update on Development and Redevelopment Projects

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the first quarter ended March 31, 2008.

Funds from Operations (FFO) for the first quarter 2008 decreased 7.0% to $13.2 million, compared to $14.2 million for the three months ended March 31, 2007. On a diluted per share basis, the decrease was 6.1% to $0.62 per share, compared with $0.66 per share in 2007.

As anticipated, FFO for the first quarter was negatively impacted by properties taken off-line to complete a substantial number of strategic, value-added redevelopments that in the long-term will improve the credit quality of tenancies in-place, increase the overall value of the properties and generate improved cash flow as outlined by the Company during its fourth quarter/year-end 2007 press release and conference call.

Net income for the quarter was $11.4 million compared to $23.9 million for the three months ended March 31, 2007. On a diluted per share basis, net income was $0.62 per share compared to net income of $1.25 per share in 2007. The decrease in net income is primarily attributable to the redevelopment projects mentioned above and a decrease in gains on asset sales.

Operating Portfolio Highlights

As of March 31, 2008, the Company owned interests in 89 retail shopping centers totaling approximately 19.9 million square feet consisting of 52 core operating properties, 25 properties held through joint ventures and 12 properties currently under redevelopment, which consist of both operating properties and joint venture assets.

At quarter-end, the Company posted the following positive statistics for its operating property portfolio:

Same Center, Excluding Redevelopment	As of March 31, 2008	As of March 31, 2007	Percentage (%) Change
Occupancy	94.2%	95.0%	(0.8%)
Net Operating Income	$19.3 million	$19.0 million	1.6%
Average Rent Per SF	$9.06	$8.90	1.8%
Expense Recovery Ratio	101.2%	96.4%	4.8%

“Our first quarter results were in line with expectations based on our previously announced 2008 business plan,” said Dennis Gershenson, President and Chief Executive Officer. “In light of current market conditions, I am pleased that at the end of the first quarter we continued to see above-average leasing spreads for new leases and renewals, that our core portfolio continued to perform well and interest in our existing shopping centers and new development projects remains strong. We are committed to our development/redevelopment program for the generation of future growth and the creation of long-term shareholder value.”

Redevelopment Projects

In response to the overall strength of its properties and a historic 12% return for value-added redevelopment projects, the Company continues to generate opportunities within its core shopping center portfolio that will improve the overall tenant mix, generate higher rents and increase customer traffic at the centers.

At quarter-end, the Company’s redevelopment pipeline included 11 projects, excluding The Town Center at Aquia. Five of the active redevelopments involve core operating properties, which are expected to cost $18.9 million and upon completion should generate an average return on new dollars invested of 11.3%. The other six projects are joint venture properties. The Company’s capital commitment for its joint venture redevelopments is $8.7 million and should generate a return to the Company of 15.8%. The capital for these projects will be spent primarily throughout 2008 and 2009.

Development Projects

At quarter end, the Company was in various stages of pre-development and development on four new projects encompassing over two million square feet with an estimated total project cost of $378.2 million. The projects are each part of a large, growing trade area at major expressway interchanges. The Company expects to form additional joint ventures for its Aquia and Lakeland projects. Updates for these developments are:

  The Town Center at Aquia, Stafford County, VA - The complete demolition of the Company’s existing shopping center is in process as part of the continued construction of a new 725,000 square foot mixed-use complex. The first office building consisting of approximately 100,000 square feet is nearing completion. Over 77% of the building is leased and the Company is in discussions with identified office and retail uses for the remainder of the space. In addition, the Company has finalized lease negotiations with a major theater operator for a 14 screen, 55,000 square foot, state-of-the-art cinema complex. The Company is currently in negotiations with a prospective joint venture partner for the project.
  Hartland Towne Square, Hartland, MI - During the quarter, the Company sold approximately 21 acres of the site to Meijer for the construction of a 192,000 square foot grocery/department superstore. Negotiations with another major anchor tenant for the project are underway. Construction of the 500,000 square foot project will begin this summer. Hartland Towne Square is currently being developed through a joint venture in which the Company has a 20% interest.
  Lakeland II, Lakeland, Florida - The Company now controls all of the land necessary to proceed with this 375,000 square foot development. There is significant retailer interest for the project. The Company will begin the entitlement process this summer.
  Northpointe Town Center, Jackson, Michigan - The Company is presently working on the entitlement prerequisites for this project. This development is being pursued in response to demand from major, national retailers that could not be accommodated in our existing 650,000 square foot center across the expressway. Construction on this project is expected to start during 2009.

Acquisition Joint Venture Activity

Subsequent to quarter-end the Company’s joint venture with an investor advised by Heitman LLC acquired the Rolling Meadows Shopping Center in the metropolitan Chicago community of Rolling Meadows, Illinois. The 130,000 square foot center is anchored by a 62,200 square foot Jewel-Osco Supermarket. The joint venture purchased this acquisition because of the upside potential of existing unleased space and the opportunity to add several outlots. The acquisition of Rolling Meadows brings the total number of shopping centers purchased by the joint venture to eight with an aggregate purchase price of $280 million.

For the remainder of 2008, the Company plans to continue to de-emphasize its acquisition program as a primary driver of external growth, however, as with Rolling Meadows, properties with up-side opportunities will still be pursued. The Company estimates its capital needs to carry out its 2008 acquisition activities will approximate $7 million.

Leasing Activity

Leasing and tenant demand at the Company’s operating properties and assets owned through joint ventures remained strong for the first three months of 2008.

During the quarter, 21 new non-anchor stores opened in 48,143 square feet, at an average base rent of $18.23 per square foot, an increase of 11.0% over portfolio average rents. In addition, 62 non-anchor leases, affecting 231,151 square feet, were renewed at an average base rent of $14.95 per square foot, an increase of 13.1% over prior rental rates.

At March 31, 2008, occupancy for the Company’s operating portfolio, excluding redevelopments was approximately 94.2%.

Debt/Capital Plan

Total debt at year-end approximated $691.3 million with an average interest rate of 5.6% and an average maturity of 61 months. Of that total, $522.2 million was fixed rate debt and $169.1 million was variable rate debt. As of March 31, 2008, debt to market capitalization increased to 60.4%, primarily the result of a decreased stock price and the redemption of the Series B preferred shares in November of 2007, which the Company replaced with a Junior Subordinated Note. Total capitalization approximated $1.1 billion.

The Company plans to fund its 2008 business plan by contributing assets to existing and new joint ventures as well as by selling non-strategic assets.

Dividend

On April 1, 2008, the Company paid a first quarter common share dividend of $0.4625 per share for the period of January 1, 2008 through March 31, 2008, to shareholders of record on March 20, 2008, based on an expected annual dividend rate of $1.85. The Company’s FFO payout ratio for the quarter was 75.2%.

FFO Guidance

As previously announced, due to the strategic repositioning of its shopping center portfolio, the Company expects 2008 annual diluted FFO per share to be between $2.47 and $2.53. In addition, the Company expects earnings per diluted common share to be between $1.45 and $1.50.

Conference Call

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Wednesday, April 30, at 11:00 a.m. eastern time, to discuss its first quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 281839), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 19.9 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois.

For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007
REVENUES:
Minimum rents	$ 23,222	$ 24,273
Percentage rents	364	312
Recoveries from tenants	11,117	11,736
Fees and management income	1,422	2,604
Other income	493	1,178
Total revenues	36,618	40,103
EXPENSES:
Real estate taxes	4,860	5,171
Recoverable operating expenses	6,614	6,683
Depreciation and amortization	8,056	8,137
Other operating	1,049	509
General and administrative	3,805	3,033
Interest expense	9,779	11,018
Total expenses	34,163	34,551
Income before gain on sale of real estate assets, minority interest and earnings from unconsolidated entities	2,455	5,552
Gain on sale of real estate assets	10,184	22,435
Minority interest	(2,091)	(4,528)
Earnings from unconsolidated entities	897	406
Net income	11,445	23,865
Preferred stock dividends	-	(1,663)
Net income available to common shareholders	$ 11,445	$ 22,202

Basic earnings per common share	$ 0.62	$ 1.34
Diluted earnings per common share	$ 0.62	$ 1.25

Basic weighted average common shares outstanding	18,500	16,590
Diluted weighted average common shares outstanding	18,512	18,553

RAMCO-GERSHENSON PROPERTIES TRUST
CALCULATION OF FUNDS FROM OPERATIONS (1)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net Income	$ 11,445	$ 23,865
Add:
Depreciation and amortization expense	9,415	8,962
Minority interest in partnership	2,090	4,503
Less:
Gain on sale of real estate (2)	(9,761)	(22,498)
Funds from operations	13,189	14,832
Less:
Series B Preferred Stock dividends	-	(594)
Funds from operations available to common shareholders	$ 13,189	$ 14,238

Weighted average equivalent shares outstanding, diluted	21,431	21,474

Funds from operations available to common shareholders per diluted share
	$ 0.62	$ 0.66

(1) Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) Excludes gain on sale of undepreciated land of $423 in 2008 and loss on sale of undepreciated land of $63 in 2007.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Investment in real estate, net	$ 880,142	$ 876,410
Cash and cash equivalents	15,043	14,977
Restricted cash	6,537	5,777
Accounts receivable, net	38,460	35,787
Equity investments in and advances to unconsolidated entities	94,561	117,987
Other assets, net	38,021	37,561

Total Assets	$ 1,072,764	$ 1,088,499

LIABILITIES
Mortgages and notes payable	$ 691,276	$ 690,801
Accounts payable and accrued expenses	39,783	57,614
Distributions payable	9,887	9,884
Capital lease obligation	7,382	7,443

Total Liabilities	748,328	765,742
Minority Interest	41,406	41,353

SHAREHOLDERS' EQUITY
Common Shares of Beneficial Interest, par value $0.01, 45,000 shares authorized; 18,569 and 18,470 issued and outstanding as of March 31, 2008 and December 31, 2007, respectively

	186	185
Additional paid-in capital	388,686	388,164
Accumulated other comprehensive loss	(2,649)	(845)
Cumulative distributions in excess of net income	(103,193)	(106,100)
Total Shareholders’ Equity	283,030	281,404
Total Liabilities and Shareholders’ Equity	$ 1,072,764	$ 1,088,499

CONTACT:
Ramco-Gershenson Properties Trust
Dennis Gershenson, President & CEO
or Richard Smith, CFO, 248-350-9900
Fax: 248-350-9925